Exhibit 99.1

Triumph Bancorp Announces Underwriter’s Full Exercise of Over-Allotment Option in Connection with Initial Public Offering

DALLAS – November 20, 2014 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (NASDAQ: TBK) announced today the closing of the sale of 1,005,000 shares of its common stock pursuant to the full exercise of the over-allotment option granted to the underwriters in connection with its previously announced initial public offering. Together with the 6,700,000 shares issued on November 13, 2014, Triumph has issued a total of 7,705,000 shares of common stock in connection with its initial public offering, at a price to the public of $12.00 per share, for total gross proceeds of approximately $92.5 million. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses were approximately $83.0 million.

Sandler O’Neill + Partners, L.P., Evercore and Wells Fargo Securities, LLC acted as joint book-runners for the offering. Keefe Bruyette & Woods, Inc. and Nomura Securities International, Inc. acted as co-managers for the offering.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained from Sandler O’Neill + Partners, L.P., Attention: Prospectus Department, 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, telephone: 1-866-805-4128 or email: syndicate@sandleroneill.com; Evercore, Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, telephone: 1-877-993-2673; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, NY 10152-4077, telephone: 1-800-326-5897 or email: cmclientsupport@wellsfargo.com.

About Triumph

Headquartered in Dallas, Texas, Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company with a diversified line of community banking, specialty finance and asset management activities. We conduct banking activities through our two wholly owned bank subsidiaries, Triumph Savings Bank, SSB and Triumph Community Bank, N.A. Our banking operations include a full suite of lending and deposit products and services focused on our community banking markets, as well as commercial finance products including factoring, asset-based lending, equipment lending and healthcare lending products offered on a nationwide basis. www.triumphbancorp.com

Source: Triumph Bancorp, Inc.

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Investor Relations:

Luke Wyse

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lwyse@triumphllc.com

214-365-6936

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